MORGAN STANLEY MUNICIPAL INCOME OPPORTUNITIES TRUST II
                          ITEM 77(O) 10F-3 TRANSACTIONS
                         MARCH 1, 2009 - AUGUST 31, 2009



  SECURITY
  PURCHASED
-------------
  District
  Columbia
 Income Tax
   Secured
Revenue Bonds

PURCHASE/
TRADE DATE
-----------
3/12/09


SIZE OF
OFFERING
-----------

  --


OFFERING
PRICE OF
SHARES
-----------

$100.404


TOTAL AMOUNT
OF OFFERING
------------

$801,333,000


AMOUNT OF
SHARES PURCHASED
BY FUND
------------

495,000


% OF
OFFERING
PURCHASED
BY FUND
------------

0.06%


% OF
FUNDS
TOTAL ASSETS
-------------

0.51%

BROKERS
-------------

Merrill Lynch & Co.,
Morgan Stanley,
Citi, M.R.
Beal &
Company,
Goldman,
Sachs & Co.,
Raymond
James &
Associates,
Inc., J.P.
Morgan, RBC
Capital
Markets,
Wachovia
Bank,
National
Association,
Loop Capital
Markets,
LLC, Siebert
Brandford
Shank & Co.,
LLC,
Barclays
Capital

PURCHASED FROM
-------------
Merrill Lynch